Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

As of January 1, 2009, CVS Caremark Corporation had the following significant subsidiaries:

CVS Pharmacy, Inc. (a Rhode Island corporation)(1)

Revco Discount Drug Centers, Inc. (a Michigan corporation)(2)

Hook-SupeRx, L.L.C. (a Delaware limited liability company)

Holiday CVS, L.L.C. (a Florida limited liability company)

Garfield Beach CVS, L.L.C. (a California limited liability company)

CVS Albany, L.L.C. (a New York limited liability company)

Massachusetts CVS Pharmacy, L.L.C. (a Massachusetts limited liability company)

Longs Drug Stores California, L.L.C. (a California limited liability company)

Caremark Rx, L.L.C. (a Delaware limited liability company)(3)

Caremark, L.L.C. (a California limited liability company)

CaremarkPCS Health, L.L.C. (a Delaware limited liability company)

SilverScript, L.L.C. (a Delaware limited liability company)

SilverScript Insurance Company (a Tennessee corporation)

PharmaCare Management Services, L.L.C. (a Delaware limited liability company)

RxAmerica, LLC (a Delaware limited liability company)

(1)	CVS Pharmacy, Inc. is the immediate parent of approximately 700 entities that operate drugstores, all of which drugstores are in the United States and its territories.

(2)	Revco Discount Drug Centers, Inc. (a Michigan corporation) is the immediate parent corporation of two corporations and the indirect parent of one corporation that operate drugstores, all of which drugstores are in the United States and its territories.

(3)	Caremark Rx, L.L.C., the parent of the Registrant’s pharmacy services subsidiaries, is the immediate or indirect parent of several mail order, specialty mail and retail specialty pharmacy subsidiaries, all of which operate in the United States and its territories.